EXHIBIT 10.45

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Cash Award Agreement
This Cash Award Agreement and the associated grant award information (the “Customizing Information”), which Customizing Information is provided in written form or is available in electronic form from the recordkeeper for the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, as amended and in effect from time to time (the “Plan”), is made as of the date shown as the “Grant Date” in the Customizing Information (the “Grant Date”) by and between Iron Mountain Incorporated, a Delaware corporation (the “Company”), and the individual identified in the Customizing Information (the “Recipient”). Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended and in effect from time to time (the “Code”), and the regulations thereunder, and any other present or future business venture (including, without limitation, a joint venture, partnership or limited liability company) in which the Company has a controlling interest, as determined by the Committee (as defined below).
This instrument and the Customizing Information are collectively referred to as the “Cash Award Agreement.”
WITNESSETH THAT:
WHEREAS, the Company has instituted the Plan; and
WHEREAS, the Compensation Committee (the “Committee”) has authorized the grant of a long-term cash incentive award (the “Cash Award”) upon the terms and conditions set forth below and as an “Other Award” pursuant to the Plan, a copy of which is incorporated herein; and
WHEREAS, the Recipient acknowledges that he or she has carefully read this Cash Award Agreement and agrees, as provided in Section 14(a) below, that the terms and conditions of the Cash Award Agreement reflect the entire understanding between himself or herself and the Company regarding this Cash Award (and the Recipient has not relied upon any statement or promise other than the terms and conditions of the Cash Award Agreement with respect to this Cash Award).
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Recipient agree as follows.
1.Grant. Subject to the terms of the Plan and this Cash Award Agreement, the Company hereby grants to the Recipient a Cash Award in an amount as shown in the Customizing Information under “Total Award Value.”
2.Vesting.
(a)In General. If the Recipient remains in an employment, contractual or other service relationship with the Company (“Relationship”) as of a “Vesting Date,” as specified in the Customizing Information, and the Recipient as of such date is not in violation of any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company, all or a portion, as applicable (the “Incremental Amount,” as specified in the Customizing Information), of the Cash Award shall vest on such date.

For the avoidance of doubt, except as otherwise provided pursuant to the terms of the Plan and Sections 2(b), 2(c) or 2(d), if the Recipient’s Relationship with the Company is terminated by the Company or by the Recipient for any reason, whether voluntarily or involuntarily, no Cash Award granted pursuant to this Cash Award Agreement shall vest under any circumstances on and after the date of such termination.
(b)Retirement Vesting. Notwithstanding Section 2(a), if the Recipient’s Relationship with the Company terminates on account of Retirement (as defined below) on or after the first July following the Grant Date, the Cash Award shall continue to vest on the schedule shown in the Customizing Information, provided the Recipient continues to comply with any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company.
(c)Death or Disability Vesting. Notwithstanding Section 2(a), if the Recipient’s Relationship with the Company terminates as a result of his or her disability (as determined by the Board on the basis of medical advice satisfactory to it) or death, the Recipient’s Vesting Date shall be the date of termination and he or she shall be fully vested in his or her Cash Award, provided the Recipient is not as of the date of payment, or was not as of the date of death, in violation of any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company.
(d)Committee Discretion. In the event the Relationship is terminated for any reason (whether voluntary or involuntary), (i) the Recipient’s right to vest in the Cash Award will, except as provided in Section 9(c) of the Plan or otherwise explicitly in Sections 2(b) or 2(c) or as provided by the Committee, terminate as of the date of the termination of the Relationship (and will not be extended by any notice period mandated under local law) and (ii) the Committee shall have the exclusive discretion to determine when the Relationship has terminated for purposes of this Cash Award (including when the Recipient is no longer considered to be providing active service while on a leave of absence).
(e)Special Definitions. For purposes of this Section 2, the term “Company” refers to the Company as defined in the last sentence of Section 1 of the Plan, and the term “Retirement” means termination of the Recipient’s Relationship with the Company after the Recipient has attained age fifty-eight (58) and has a combined age and Years of Credited Service of at least seventy (70). “Years of Credited Service” shall mean the Recipient’s years of total adjusted service with the Company, calculated from the Recipient’s initial hire date with the Company (or any predecessor business acquired by the Company) and without regard to any lapses in active employment while employed by the Company, such as approved leaves of absences.]
3.Payment of Cash Award. With respect to any Cash Award that becomes vested as of a Vesting Date pursuant to Section 2, the Company (or subsidiary) shall pay an amount equal to the vested portion of the Total Award Value as soon as practicable following the applicable Vesting Date.
4.Withholding Taxes. The Recipient hereby agrees, as a condition of this award, to provide to the Company and/or subsidiary an amount sufficient to satisfy the Company’s and/or subsidiary’s obligation to withhold any and all federal, state, local or provincial income tax, social security, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items or statutory withholdings related to the Recipient’s participation in the Plan (the “Withholding Amount”), if any, by (a) authorizing the Company and/or any subsidiary employing the Recipient, as applicable, to withhold the Withholding Amount from the Recipient’s cash compensation or (b) remitting the Withholding Amount to the Company (or a subsidiary employing the Recipient, as applicable) in cash; provided, however, that to the extent that the Withholding Amount is not provided by one or a combination of such methods, the Company may at its election withhold from the Cash Award. Regardless of any action that the Company and/or subsidiary takes with respect to any or all federal, state, local or provincial income tax, social security, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items or statutory withholdings related to the Recipient’s participation in the Plan, the Recipient acknowledges that he or she, and not the Company and/or any subsidiary, has the ultimate liability for any such items. Further, if the Recipient becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Recipient acknowledges that the Company and/or subsidiary may be required to withhold or account for such tax-related items in more than one jurisdiction.
5.Non-assignability of Cash Award. The Cash Award shall not be assignable or transferable by the Recipient except by will or by the laws of descent and distribution or as permitted by the Committee in its discretion pursuant to the terms of the Plan. During the life of the Recipient, payment of the Cash Award shall be made only to the Recipient, to a conservator or guardian duly appointed for the Recipient by reason of the Recipient’s incapacity or to the person appointed by the Recipient in a durable power of attorney acceptable to the Company’s counsel.
6.Effect Upon Employment and Performance of Services. Nothing in this Cash Award Agreement or the Plan shall be construed to impose any obligation upon the Company or any subsidiary to employ or utilize the services of the Recipient or to retain the Recipient in its employ or to engage or retain the services of the Recipient.
7.Time for Acceptance. Unless the Recipient shall evidence acceptance of this Cash Award Agreement by electronic or other means prescribed by the Committee within sixty (60) days after its payment, the Cash Award shall be null and void (unless waived by the Committee).
8.Right of Repayment. In the event that the Recipient breaches any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company, the Recipient shall pay to the Company an amount equal to the Cash Award paid to the Recipient, including, for the avoidance of doubt, any Withholding Amount; provided, however, that the Committee in its discretion may release the Recipient from the requirement to make such payment, if the Committee determines that the Recipient’s breach of such agreement is not inimical to the best interests of the Company. In accordance with applicable law, the Company may deduct the amount of payment due under the preceding sentence from any compensation or other amount payable by the Company to the Recipient. For purposes of this Section 8, the term “Company” refers to the Company as defined in the last sentence of Section 1 of the Plan.
9.Section 409A of the Internal Revenue Code. The Cash Award granted hereunder is intended to avoid the potential adverse tax consequences to the Recipient of Section 409A of the Code and the Committee may make such modifications to this Cash Award Agreement as it deems necessary or advisable to avoid such adverse tax consequences. If and to the extent that the Cash Award is subject to Section 409A, in addition to the provisions of Section 12(f) of the Plan, any payment upon termination of the Relationship shall be made only upon a “separation from service” under Section 409A, and the Recipient may not directly or indirectly designate the calendar year of a payment.
10.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Recipient consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.Company Policies. This Cash Award Agreement shall be subject to any applicable clawback, recoupment and other policies that may be implemented by the Board from time to time, in accordance with applicable law.
12.Nature of Award. By accepting this Cash Award, the Recipient acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and this Cash Award Agreement;
(b)the grant of this Cash Award is voluntary and occasional and does not create any contractual or other right to receive future awards under the Plan or benefits in lieu of Plan awards, even if Cash Awards or other Plan awards have been granted in the past;
(c)all decisions with respect to future Cash Awards will be at the sole discretion of the Committee;
(d)he or she is voluntarily participating in the Plan;
(e)if the Recipient resides and/or works outside the United States, the following additional provisions shall apply:
(i)this Cash Award is not intended to replace any pension rights or compensation;
(ii)this Cash Award does not, prior to payment, constitute compensation of any kind for services of any kind rendered to the Company and/or any subsidiary thereof and are outside the scope of the Recipient’s employment contract, if any;
(iii)this Cash Award is not part of normal or expected compensation or salary, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, service awards, pension or retirement or welfare benefits or similar payments unless such other arrangement explicitly provides to the contrary;
(iv)no claim or entitlement to compensation or damages shall arise from forfeiture of the Cash Award resulting from the Recipient’s termination of the Relationship for any reason, and in consideration of this Cash Award the Recipient irrevocably agrees never to institute a claim against the Company and/or subsidiary, waives his or her ability to bring such claim and releases the Company and/or subsidiary from any claim; if, notwithstanding the foregoing, such claim is allowed by a court of competent jurisdiction, then by accepting this Cash Award, the Recipient is deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(f)the Cash Award shall be made in the currency indicated in the Customizing Information and the Company shall not be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the currency in which the Cash Award is paid.

13.Appendix. Notwithstanding any provision in this Cash Award Agreement, this Cash Award shall be subject to any special terms and conditions set forth in any Appendix to this Cash Award Agreement for the Recipient’s country of residence or in which the Recipient works. Moreover, if the Recipient relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Recipient, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Cash Award Agreement.
14.General Provisions.
(a)Amendment; Waivers. This Cash Award Agreement, including the Plan, contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof, and except as otherwise permitted by the express terms of the Plan and this Cash Award Agreement and applicable law, it may not be modified or amended nor may any provision hereof be waived without a further written agreement duly signed by each of the parties; provided, however, that a modification or amendment that does not materially diminish the rights of the Recipient hereunder, as they may exist immediately before the effective date of the modification or amendment, shall be effective upon written notice of its provisions to the Recipient, to the extent permitted by applicable law. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance. The Recipient shall have the right to receive, upon request, a written confirmation from the Company of the Customizing Information.
(b)Binding Effect. This Cash Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.
(c)Governing Law. This Cash Award Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.
(d)Construction. This Cash Award Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Cash Award Agreement, the Plan shall control. The titles of the sections of this Cash Award Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires. Capitalized terms not defined herein shall have the meanings given to them in the Plan.
(e)Language. If the Recipient receives this Cash Award Agreement, or any other document related to this Cash Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(f)Data Privacy.
(i)The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Recipient’s personal data as described in this Cash Award Agreement by and among, as applicable, his or her employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan.
(ii)The Recipient understands that his or her employer, the Company and its subsidiaries, as applicable, hold certain personal information about the Recipient regarding his or her employment, the nature and amount of the Recipient’s compensation and the fact and conditions of the Recipient’s participation in the Plan, including, but not limited to, the Recipient’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its subsidiaries, details of all options, awards or any other entitlement to cash or shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Recipient’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
(iii)The Recipient understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these third parties may be located in the Recipient’s country, or elsewhere, and that the third party’s country may have different data privacy laws and protections than the Recipient’s country. The Recipient understands that the Recipient may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Recipient authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Recipient understands that the Data will be held only as long as is necessary to implement, administer and manage Recipient’s participation in the Plan. The Recipient understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Recipient’s local human resources representative. The Recipient understands, however, that refusing or withdrawing his or her consent may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Recipient understands that the Recipient may contact his or her local human resources representative.
(g)Notices. Any notice in connection with this Cash Award Agreement shall be deemed to have been properly delivered if it is delivered in the form specified by the Committee as follows:
To the Recipient: Last address provided to the Company
To the Company:     Iron Mountain Incorporated
1101 Enterprise Drive, Royersford, PA 19468
Attn: Chief Financial Officer

(h)Version Number. This document is Version 1 of the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan Cash Award Agreement.

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Cash Award Agreement
Appendix
Country-Specific Provisions
Terms and Conditions
This Appendix includes additional, or if so indicated replaces, certain terms and conditions that govern a Cash Award granted under the Plan if a Recipient resides or works in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Cash Award Agreement.
Notifications
The information contained herein is general in nature and may not apply to each particular Recipient’s situation and the Company is not in a position to assure a Recipient of any particular result. Accordingly, the Recipient is advised to seek appropriate professional advice as to how the relevant laws in a particular country may apply to his or her situation.
If the Recipient is a citizen or resident of a country other than the one in which the Recipient is currently working, transfers employment or service location after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Recipient, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.
China
Recipients that reside in or work in China are employed by _____________.
Data Privacy. This provision replaces Section 14(f) of the Cash Award Agreement in its entirety solely for recipients that reside in or work in China:
As a condition of receipt of Cash Award, each Recipient explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan. The Company and its subsidiaries and affiliates may hold certain personal information about a Recipient, including but not limited to, the Recipient’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its subsidiaries and affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan (the “Data”). The Company and its respective subsidiaries and affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Recipient’s participation in the Plan, and the Company and its subsidiaries and affiliates may each further transfer the Data to any third parties assisting the Company and/or its subsidiaries and affiliates in the implementation, administration and management of the Plan. These recipients may be located in the Recipient’s country, or elsewhere, and the Recipient’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Recipient authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Data related to a Recipient will be held only as long as is necessary to implement, administer, and manage the Recipient’s participation in the Plan. The Recipient may, at any time, view such Data or require any necessary amendments to it.
By accepting the terms of this Award and this Cash Award Agreement, the Recipient is agreeing to a separate consent of these Data Privacy provisions.

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Cash Award Schedule
Participant Name:

In accordance with the Cash Award Agreement, of which this Cash Award Schedule is a part (which together, constitute the “Customizing Information”), the Company hereby grants to <<Participant Name>> (the “Recipient”) the following Cash Award:
Grant Date:        <<Grant Date>>
Total Award Value:    <<…>>>
Vesting Schedule:    <<Vesting Schedule>>

ACCEPTANCE BY RECIPIENT
IN WITNESS WHEREOF, the Company has caused this Cash Award Agreement to be issued as of the date set forth above.
Date:

(Signature of Recipient)